State-owned Land Use Right Transfer Agreement

CHAPTER ONE: GENERAL

Article 1:  Parties of the State-owned Land Use Right Transfer Agreement (hereinafter referred to as the “Agreement”):
        Assignor:  The Bureau of Land&Resources of Nanjing City, Jiangning district
        Assignee: Nanjing Goldenway Garments Co, Ltd.
This Agreement is entered into between the Parties based on the principle of free will, honesty and trust and upon consideration, in accordance with the Land Administration Law of the People’s Republic of China, the Law of the People’s Republic of China on Urban Real Estate Administration and other laws, administrative regulations and local regulations.

Article 2: The Assignor leases the land use right subject to the authorization of the laws. The ownership of the leased land belongs to the People’s Republic of China. The State has jurisdiction and administrative power to the leased land granted by the constitution and the laws, other state power provided by the laws of People's Republic of China and rights and interests necessary for the protection of social public interests. Underground resources, buried wealth and municipal public facilities are not covered in the leased scope of land use right.

CHAPTER TWO: CONDITION OF THE LEASED LAND AND PAYMENT OF LEASING FEES

Article 3: The land (hereinafter referred to as the “Land”) leased to the Assignee by the Assignor with the “as-is condition” is located to the east of the inner circuit and to the north of the Chengxin Avenue of Jiangning Economic Technology Development Zone. The Cadastre No. of the Land is  21-100-143-019  , the gross area of the Land is  112,442.30      square meters, deducting              square meters used for              , therefore the actual area of the leased land is   112,442.30    square meters. The extensions of the Land and the coordinate of the boundary location points are specified in the Appendix: Boundary Drawings of the Leased Land.

Article 4: The leased Land under this Agreement shall be used for industrial purposes.

Article 5: The lease term (hereinafter referred to as the “Lease Term”) of the land use right under this Agreement shall be fifty (50) years, commencing from August 24, 2005, the approval date.

Article 6: The leasing fees of the land use right of the Land under this Agreement shall be RMB 300 per square meter, so the total leasing fees for the Land (hereinafter referred to as the “Leasing Fees”) shall be Renminbi Thirty Three Million Seven Hundred and Thirty Two Thousand Six Hundred and Ninety (RMB 33,732,690).

Article 7: The Assignee shall pay Renminbi Five Million Fifty Nine Thousand Nine Hundred and Four (RMB 5,059,904), equivalent to 15% of the Leasing Fees, to the Assignor as the deposit (hereinafter referred to as “Deposit”) for the performance of this Agreement on the date of signing of this Agreement by the Parties. The Deposit may be set off as part of payment of the Leasing Fees of the Land.

Article 8: The Assignee agrees to pay the abovementioned Leasing Fees to the Assignor subject to Item (I) of this Article.

(I) Pay the abovementioned Leasing Fees in a lump sum within ten (10) days upon the execution of this Agreement.

(II) Pay the abovementioned Leasing Fees in     installments to the Assignor pursuant to the following time and amount.

Phase I Renminbi                           (RMB          ), payment time: before the      day of          ,          .

Phase II Renminbi                          (RMB          ), payment time: before the      day of          ,          .

Phase IIII Renminbi                           (RMB          ), payment time: before the      day of          ,          .

Phase IV Renminbi                         (RMB          ), payment time: before the      day of          ,          .

CHAPTER III: LAND DEVELOPMENT CONSTRUCTION AND USE

Article 9: The Parties shall conduct an on-site check to verify the boundary markers of the boundary location points of the Land according to the coordinate indicated on the Appendix: Boundary Drawings of the Leased Land. The Assignee shall properly protect the boundary markers of the Land and shall not arbitrarily change the boundary markers. In the event of destroy or removal of the boundary markers, the Assignee shall promptly send a written report to the Assignor, applying for the re-surveying and re-mapping of the Land and restore the boundary markers.

Article 10: In the event that the Assignee plans to build new constructions on the Land under this Agreement, the new constructions shall comply with the following requirements:

Character of major construction: industrial plant;

Character of auxiliary construction: industrial plant;

Floor area ratio of the construction: 1.42;

Density of the construction: 35.47%;

Height limit of the construction:

Landscape ratio: 28.38%;

Other requirements on land use:

Article 11: The Assignee agrees to construct the following projects on the Land under this Agreement and transfer them to the government after the completion of construction without any compensation:

(1)                    ;

(2)                    ;

(3)                    .

Article 12: The Assignee agrees to commence the construction before December 31, 2005. If the Assignee fails to commence its construction on time, the Assignee shall submit the postpone application to the Assignor thirty (30) days in advance, however, such postpone period shall not exceed one year in any circumstance.

Article 13: When the Assignee builds constructions on the leased Land, the related use of water, gas, sewage settlement, other facilities, the major pipelines outside of the Land, converting station interface and connection projects shall observe the relevant regulations. The Assignee agrees that the piping and wiring installed for public utilities by the government may enter, overpass or pass through the leased Land.

Article 14: The Assignee shall, within thirty (30) days upon the payment of the Leasing Fees of the land use right of the Land subject to the provisions of this Agreement, apply to the Assignor for land registration with this Agreement and the payment receipt of the Leasing Fees of the Land, receive the State-owned Land Use Certificate and obtain the land use right of the Land.
The Assignor shall promptly handle the land use right registration and issue the State-owned Land Use Certificate to the Assignee after its receipt of the Assignee’s application for land registration.

Article 15: The Assignee shall legally and reasonably use the Land and all its activities on the leased Land shall not damage or destroy the surrounding environment or facilities, provided that the state or any third party suffers losses therefrom, the Assignee shall be responsible and indemnify such losses.

Article 16: During the Lease Term, the Assignee shall use the Land pursuant to the land usage and land use conditions under this Agreement; provided that it’s necessary to change the land usage or land use condition, the Assignee shall handle the related approval procedures in accordance with the laws, submit application to the Assignor and obtain the consent of the Assignor, upon which sign the alteration agreement of the land use right transfer agreement or sign a new land use right transfer agreement and adjust the Leasing Fees for the land use right and handle the land alteration registration.

Article 17: The government reserves the planning adjustment right over the Land under this Agreement. In the case of adjustment of the original land use planning, the existing constructions on the Land will not be influenced, however, any rebuilding, restoring or reconstructing of the constructions or fixtures on the Land during the Lease Term or the renewal term upon expiration of the Lease Term, shall observe and perform the then effective planning.

Article 18: The Assignor shall not withdraw the land use right of the Land legally obtained by the Assignee before the expiration of the Lease Term under this Agreement; In the event of prior withdrawal of the land use right for social public interests, the Assignor shall provide the corresponding compensation to the Assignee based on the specific circumstances.

CHAPTER FOUR: TRANSFER, LEASE AND
MORTGAGE OF LAND USE RIGHT

Article 19: After the Assignee pays the Leasing Fees of the Land in full subject to the provisions of this Agreement, receives the State-owned Land Use Certificate and obtains the land use right of the leased Land, the Assignee may have the right to transfer, lease or mortgage all or part of the land use right of the Land under this Agreement, however, the primary transfer (inclusive of sell, exchange or present as a gift) of the land use right during the remaining term, shall comply with the requirements in the following Item (I) with the Assignor’s acknowledgement:

(I)	carry out the investment and development pursuant to this Agreement and complete the development of more than 25% of the total investment;
(II)	carry out the investment and development pursuant to this Agreement and achieve the conditions for industrial land or other construction land.

Article 20: For the transfer or mortgage of the land use right of the Land, the parties for transfer or mortgage shall sign the transfer or mortgage agreement in writing; in the event that the lease term of land use right is more than six (6) months, the landlord and the tenant shall also sign the lease agreement in writing. Such transfer, mortgage and lease agreements of land use right shall not violate the state laws and regulations and the provisions of this Agreement.

Article 21: The rights and obligations under this Agreement and registration documents shall transfer and assign accordingly with the transfer and assignment of the land use right of the Land. After the transfer and assignment of the land use right of the Land, the term of the land use right shall be the remaining term equivalent to the Lease Term under this Agreement minus the past term. Upon the lease of all or part of the land use right under this Agreement, the rights and obligations under this Agreement and the registration documents shall still be assumed by the Assignee.

Article 22: The overground constructions and other fixtures shall also be transferred, leased or mortgaged with the transfer, lease or mortgage of the land use right; the land use right shall also be transferred, leased or mortgaged with the transfer, lease or mortgage of the overground constructions and other fixtures.

Article 23: In the event of transfer, lease or mortgage of the land use right, the parties of the transfer, lease or mortgage shall apply to the competent land administration departments for land registration with this Agreement and the related transfer, lease or mortgage contact and the State-owned Land Use Certificate within thirty (30) days upon the execution of the related contract.

CHAPTER FIVE: EXPIRATION OF THE TERM

Article 24: In the event of expiration of the Lease Term under this Agreement, provided that the land user still plans to use the Land under this Agreement, the land user shall submit the renewal application to the Assignor at lease one year prior to the expiration of the Lease Term. Except that the Land under this Agreement shall be withdrawn for social public interests, the Assignor shall approve such application.
If the Assignor agrees to renew the term, the Assignee shall handle the compensable land use procedures according to the laws, sign a new compensable land use agreement with the Assignor and pay the land use fees.

Article 25: Upon the expiration of the Lease Term, the Assignee doesn’t submit the renewal application or the Assignee’s renewal application is not approved subject to the Article 24 herein, the Assignee shall return the State-owned Land Use Certificate. The Assignor shall, on behalf of the state, withdraw the land use right and handle the land use right release procedures subject to the related regulations.

Article 26: Upon the expiration of the Lease Term, provided that the Assignee doesn’t apply for renewal of the term, the Assignor shall be entitled to, on behalf of the state, withdraw the land use right under this Agreement and the constructions and other fixtures on the Land without compensation. The Assignee shall keep the normal functions of the constructions and other fixtures on the Land and shall not intentionally destroy them. If the constructions and other fixtures on the Land are nonfunctional, the Assignor may have the right to require the Assignee to remove or dismantle the constructions and other fixtures on the Land and restore the leveling of the ground.

Article 27: Upon the expiration of the Lease Term, provided that the Assignee’s renewal application is rejected by the Assignor subject to the Article 24 herein, the Assignor shall be entitled to, on behalf of the state, withdraw the land use right under this Agreement without compensation, however, for the constructions and other fixtures on the Land, the Assignor shall give the Assignee the relevant compensation according to the surplus value of the constructions and other fixtures on the Land at the time of withdrawal.

CHAPTER SIX: FORCE MAJEURE

Article 28: Any Party shall not be held liable for the non-performance of the whole or part of this Agreement caused by force majeure, but if possible, shall adopt all the necessary remedies to reduce the losses caused by force majeure. If the event of force majeure takes place after one Party delays the performance of this Agreement, the delaying Party shall not be exempted from the related liability.

Article 29: The Party suffering from the event of force majeure shall inform the other Party in writing by way of letter, telegraph, telex, facsimile or others within seventy two (72) hours and submit the report explaining the reason for which performance of this Agreement or a part thereof becomes impossible or the time of performance needs to be extended.

CHAPTER SEVEN: BREACH LIABILITY

Article 30: The Assignee shall punctually pay the Leasing Fees of the Land subject to the provision of this Agreement. If the Assignee fails to pay the Leasing Fees of the Land on time, the Assignee shall pay a daily penalty of 0.3% upon the unpaid amount for each day from the due date to the date of actual payment to the Assignor. If the delaying period exceeds six (6) months, the Assignor may have the right to terminate the Agreement and withdraw the Land. The Assignee shall have no right to claim the return of the Deposit and the Assignor may also have the right to require compensation from the Assignee for other losses caused by the Assignee’s breach of the Agreement.

Article 31: The Assignee shall commence the development construction according to the Agreement. In the event that the Assignee does not commence the construction within one year after the commencement date of construction provided in the Agreement, the Assignor shall be entitled to a land idling fee not exceeding 20% of the Leasing Fees; in the event that the Assignee does not commence the construction within two years after the commencement date of construction provided in the Agreement, the Assignor may have the right to withdraw the Land without compensation; except that the commencement of construction is delayed by force majeure or the actions of government or governmental authorities or the necessary predevelopment preparations for the construction.

CHAPTER EIGHT: NOTICE AND DECLARE

Article 32: Any notice or communication required or permitted to be served under this Agreement, no matter delivered in what manner, shall be deemed to be effective upon actual receipt.

Article 33: If any Party changes the address for notice or communication, the bank or the bank account, the Party shall inform the new address, bank or bank account to the other Party within fifteen (15) days upon such change. The faulty party shall assume the liability for the losses caused by the delaying notice of the party.

Article 34: During the conclusion of this Agreement, the Assignor shall be held liable for explaining and answering the questions related to the Agreement raised by the Assignee.

CHAPTER NINE: GOVERNING LAWS AND DISPUTE SETTLEMENT

Article 35: The execution, validity, interpretation, performance of this Agreement and the settlement of disputes shall be governed by the laws of the People’s Republic of China.

Article 36: All disputes arising in connection with the performance of this Agreement shall first be resolved by mutual negotiation. If a settlement can not be reached by negotiation, the disputes shall be resolved in the manner provided in Item (II) of this Article hereof:

(I) Submit to the                 arbitration commission for arbitration;

(II) Submit the case to the People’s Court according to the laws.

CHAPTER TEN: MISCELLANEOUS

Article 37: This Agreement shall come into force subject to Item (I) of this Article.

(I). The land transfer scheme under this Agreement has been approved by Jiangning District Government of Nanjing Municipal. This Agreement shall come into force upon the execution of the Parties.

(II). The land transfer scheme under this Agreement is to be approved by           (            ) government. This Agreement shall come into force upon the approval of the                  government.

Article 38: This Agreement shall be executed in six counterpart originals. The six counterparts are of the same legal effect, with the Assignor and Assignee respectively holding three counterparts.

Article 39: There are altogether eight (8) pages in this Agreement. The Chinese version shall prevail.

Article 40: Where the amount, area or other items under this Agreement are written in capital letter and figure at the same time, the capital letter and figure shall be consistent. If the event of conflict, the capital letter shall prevail.

Article 41: This Agreement is executed in Jiangning District, Nanjing City, Jiangsu Province of the People’s Republic of China on April 7, 2006.

Article 42: The affairs not covered in this Agreement may be affixed to this Agreement as appendix upon the mutual agreement of the Parties. The appendix shall have the same legal effect with the Agreement.

(Signature Page)

Assignor: The Bureau of Land&Resources of Nanjing City, Jiangning District
Address: 1200, Shuanglong Da Dao Street, Jiangning district, Nanjing
Authorized signature: Duan Jun

Assignee: Nanjing Goldenway Garments Co, Ltd
Address: The Ecomonic and Technological Development Zone of Jiangning District
Authorized Signature: Kang Yihua